EXHIBIT 1

EXECUTION COPY

Dated as of September 16, 2003

BOLIVARIAN REPUBLIC OF VENEZUELA,

ABN AMRO INCORPORATED

and

CITIGROUP GLOBAL MARKETS, INC.

SUBSCRIPTION AGREEMENT
relating to

U.S.$700,000,000
10.75% Notes Due 2013

This Agreement is made as of September 16, 2003 between:

(1)  BOLIVARIAN REPUBLIC OF VENEZUELA (the “Issuer” or “Venezuela” or the “Republic”),

(2)  ABN AMRO INCORPORATED (“ABN AMRO”) and

(3)  CITIGROUP GLOBAL MARKETS, INC. (“Citigroup,” and together with ABN AMRO, the “Lead Managers”).

Whereas the Issuer proposes to issue U.S.$700,000,000 10.75% Notes due 2013 (the “Notes”), to be represented initially by one or more restricted global Notes in definitive, fully registered form without coupons (collectively, the “Restricted Global Note”) representing the Notes initially sold pursuant to Rule 144A (“Rule 144A”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and one or more restricted global Notes in definitive, fully registered form without coupons (collectively, the “Regulation S Global Note”, and, together with the Restricted Global Note, the “Global Notes”) representing Notes initially sold in offshore transactions pursuant to Regulation S (“Regulation S”) under the Securities Act.

It is agreed as follows:

1	Issue of the Notes

1.1	Subject to the terms and conditions hereof, the Issuer agrees to issue the Notes on September 19, 2003, or such later date as the Issuer and the Lead Managers may agree (the “Closing Date”), to the Lead Managers or as they may direct. The Notes will be issued at a price equal to 90.689% of the principal amount of the Notes (the “Issue Price”).

1.2	The Issuer will, not later than the Closing Date, take all action necessary under the Fiscal Agency Agreement dated as of July 25, 2001 (as amended from time to time, the “Fiscal Agency Agreement”) among the Issuer, Banco Central de Venezuela (“Banco Central”), as official financial agent of the Republic, Deutsche Bank AG and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as fiscal agents and principal paying agents, to cause Deutsche Bank Trust Company Americas to authenticate and act as fiscal agent in relation to the Notes. The Notes will be issued in accordance with the terms of the Fiscal Agency Agreement and will be in the form set out therein. This Agreement and the Fiscal Agency Agreement are together referred to herein as the “Agreements”

1.3	The Issuer confirms that it has prepared an offering circular dated September 16, 2003 (the “Offering Circular”) and hereby authorizes the Lead Managers to distribute copies thereof in connection with the offer and sale of the Notes.

1.4	The Notes will have the benefit of a Registration Rights Agreement (the “Registration Rights Agreement”), to be dated as of September 19, 2003, between the Issuer and the Lead Managers, pursuant to which the Issuer will agree to register the Notes under the Securities Act subject to the terms and conditions therein specified.

2	Stabilization

2.1	Each of the Lead Managers for its own account, to the extent permitted by applicable laws, over-allot and effect transactions in the open market or otherwise in connection with the distribution of the Notes with a view to stabilizing or maintaining the market price of the Notes at levels other than those which might otherwise prevail in the open market but in doing so the Lead Managers shall act as principal and not as agent of the Issuer and in no circumstances shall the Issuer be obliged to issue more than U.S.$700,000,000 in principal amount of the Notes.

2.2	As between the Issuer and any Lead Manager effecting stabilizing transactions, any loss resulting from stabilization shall be borne, and any profit arising therefrom shall be retained, by such Lead Manager.

3	Agreements by the Lead Managers

3.1	Subscription: Each of the Lead Managers severally and not jointly agree to subscribe and pay at the Issue Price less the selling commission referred to in Clause 9, the principal amount of Notes set forth opposite the name of such Lead Manager in Schedule I hereto, all on the terms set forth herein.

3.2	Offers and Sales: The Republic and the Lead Managers agree that the Notes may be offered and sold to qualified institutional buyers (“QIBs”) as defined in and in reliance on Rule 144A or in offshore transactions in reliance on Regulation S or pursuant to any other exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and further represent and agree as follows:

3.2.1	In the case of Notes purchased from the Republic by the Lead Managers as principal and resold in the United States in reliance on Rule 144A, each of the Lead Managers severally (and not jointly) represents and agrees as follows:

(i)	that such Notes constituting part of its allotment will be offered and sold only to institutions which it reasonably believes are QIBs and only in accordance with the requirements of Rule 144A;

(ii)	that neither it, its affiliates, nor any person acting on its or their behalf has engaged or will engage in any form of general solicitation or general advertising (as those terms are used in Rule 502(c) under the Securities Act);

(iii)	it acknowledges that such Notes will bear all applicable legends set forth in the Fiscal Agency Agreement.

3.2.2	In the case of Notes purchased from the Republic by the Lead Managers and resold in reliance on Regulation S, each of the Lead Managers severally (and not jointly) represents and agrees as follows: it understands that the Notes have not been and will not be registered under the Securities Act, and may not be offered or sold within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Each of the Lead Managers severally (and not jointly) represents that it has not offered or sold, and agrees that it will not offer or sell, any Notes constituting part of its allotment within the United States except in accordance with Regulation S under the Securities Act. Accordingly, each of the Lead Managers agrees that neither it, its affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts with respect to the Notes. Terms used in this paragraph have the meanings given to them by Regulation S.

3.2.3	Each of the Lead Managers severally (and not jointly) represents and agrees that it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

3.2.4	Each of the Lead Managers severally (and not jointly) acknowledges that no representation is made by the Issuer that any action has been or will be taken in any jurisdiction by the Issuer or the Lead Managers that would permit a public offering of the Notes, or possession or distribution of the Offering Circular or any other offering material, in any country or jurisdiction where action for that purpose is required. Each of the Lead Managers will comply with all applicable securities laws and regulations in each jurisdiction in which it purchases, offers, sells or delivers Notes or has in its possession or distributes the Offering Circular or any other offering material, in all cases at its own expense.

4	Listing

4.1	The Issuer confirms that it has made an application for the Notes to be listed on the Luxembourg Stock Exchange.

4.2	The Issuer agrees to supply to the Lead Managers for delivery to the Luxembourg Stock Exchange copies of the Offering Circular and such other documents, information and undertakings as may be required for the purpose of obtaining such listing.

4.3	The Issuer agrees to use its best efforts to maintain such listing for as long as any of the Notes are outstanding. However, if the maintenance of such listing becomes unduly onerous, the Issuer will use its best efforts to obtain, and thereafter to maintain, a quotation for, or listing of, the Notes on such other stock exchange as is commonly used for the quotation or listing of debt securities as it may, with the approval of the Lead Managers (such approval not to be unreasonably withheld), decide.

4.4	The Issuer confirms the arrangements made on its behalf by the Lead Managers for announcements in respect of the Notes to be published on such dates and in such newspapers or other publications as may be required in order to obtain the listing of the Notes on the Luxembourg Stock Exchange.

5	Representations, Warranties and Agreements

The Issuer represents, warrants and agrees to and with the Lead Managers that:

5.1	the Agreements have been duly authorized, executed and delivered by the Issuer and constitute valid, legally binding and enforceable obligations of the Issuer; the Registration Rights Agreement has been duly authorized and, when executed and delivered by the Issuer, will constitute a valid, legally binding and enforceable obligation of the Issuer;

5.2	the Notes have been duly authorized by the Issuer and, when duly executed, authenticated, issued and delivered in accordance with the Fiscal Agency Agreement, will constitute valid, legally binding and enforceable obligations of the Issuer;

5.3	no Government Approval is required to be taken, fulfilled or done for the issue of the Notes, the carrying out of the other transactions contemplated by the Agreements and the Registration Rights Agreement, or the compliance by the Issuer with the terms of the Notes, the Agreements and the Registration Rights Agreement, as the case may be, except for those which have been obtained and are in full force and effect. As used herein, the term “Government Approvals” means approvals, authorizations, permits, consents, exemptions and licenses of or by, and notices to or filings or registrations with, Venezuela or any agency, department, ministry, authority, statutory corporation or other statutory body or juridical entity of Venezuela or any political subdivision thereof or therein, now existing or hereafter created, and any bank, corporation or other legal entity 51 percent or more of the capital or voting stock or other ownership interest of which is now or hereafter owned or controlled, directly or indirectly, by Venezuela;

5.4	the execution and delivery of the Agreements and the Registration Rights Agreement, the issue, offer and sale of the Notes, and the performance and observance by the Issuer of any of the terms of the Agreements, the Registration Rights Agreement or the Notes or of any other transactions contemplated by the Agreements or the Registration Rights Agreement do not and will not (i) conflict with or result in a breach of any of the terms or provisions of the constitution of the Issuer or any treaty, convention, statute, law, decree or resolution binding on the Issuer, (ii) conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, trust deed, mortgage or other agreement or instrument to which the Issuer is a party or by which it or any of its properties is bound, (iii) infringe any existing applicable law, rule, regulation, judgment, order or decree of any government, governmental body or court having jurisdiction over the Issuer or any of its properties, (iv) result in the creation or imposition of any mortgage, charge, pledge, lien or other security interest on any of its properties or (v) effect a moratorium in respect of any obligations of the Issuer;

5.5	the payment obligations of the Issuer under the Notes will be general, direct, unconditional and unsubordinated obligations of the Issuer and will rank at least pari passu, in priority of payment with all other existing and future unsecured and unsubordinated External Debt of the Issuer (the term “External Debt” shall have the same meaning as defined in the Notes). The Notes constitute Public External Indebtedness of the Issuer (the term “Public External Indebtedness” shall have the same meaning as defined in the Notes). The remittance obligations of Banco Central under the Banco Central Undertaking will rank at least pari passu in priority with all other existing and future remittance obligations of Banco Central in currencies other than Bolivars (other than Banco Central remittance obligations to Petroleos de Venezuela, S.A., to the extent that such obligations are required to be given priority by Article 113 of the law of Banco Central);

5.6	(i) the Offering Circular as of its date contains, and as amended or supplemented as of the Closing Date and each date as of which an amended or supplemented Offering Circular is delivered pursuant to Clause 6 hereof will contain, all information with respect to the Issuer and to the Notes which is material in the context of the issue, offer and sale of the Notes and all information which, according to the particular nature of the Issuer and of the Notes, is necessary to enable investors and their investment advisers to make an informed assessment of the financial position and prospects of the Issuer and of the terms and conditions of the Notes, (ii) the Offering Circular as of its date does not, and as amended or supplemented as of the Closing Date and each date as of which an amended or supplemented Offering Circular is delivered pursuant to Clause 6 hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (iii) the opinions and intentions expressed in the Offering Circular with regard to the Issuer are honestly held, have been reached after considering all relevant circumstances and are based on reasonable assumptions, (iv) there are no other facts in relation to the Issuer or the Notes the omission of which would, in the context of the issue, offer and sale of the Notes, make any statement in the Offering Circular misleading, (v) all statistical information in the Offering Circular is presented on a basis consistent with public official documents of the Issuer and (vi) all reasonable inquiries have been made and will be made by the Issuer to ascertain such facts and to verify the accuracy of all such information and statements;

5.7	no event has occurred or circumstance arisen which, had the Notes already been issued, might (whether or not with the giving of notice and/or the passage of time and/or the fulfillment of any other requirement) constitute an event described under “Events of Default” in the Offering Circular;

5.8	except as set forth in Clause 16.5, neither the Issuer nor any of its assets is entitled to immunity from suit, execution, attachment or other legal process in any jurisdiction, and the waiver therefrom contained in Clause 16.5 is valid and binding under the laws of Venezuela;

5.9	there are no pending actions, suits or proceedings against or affecting the Issuer or any of its properties which, if determined adversely to the Issuer would individually or in the aggregate have a material adverse effect on the condition (financial or other), prospects or general affairs of the Issuer or on the ability of the Issuer to perform its obligations under the Agreements, the Registration Rights Agreement or the Notes or which are otherwise material in the context of the issue of the Notes and, to the best of the Issuer’s knowledge, no such actions, suits or proceedings are threatened or contemplated;

5.10	no stamp or other duty is assessable or payable in, and no withholding or deduction for any taxes, duties, assessments or governmental charges of whatever nature is imposed or made for or on account of any income, registration, transfer or turnover taxes, customs or other duties or taxes of any kind, levied, collected, withheld or assessed by or within, Venezuela or any subdivision of or authority therein or thereof having power to tax, in connection with the authorization, execution or delivery of the Agreements, the Registration Rights Agreement or with the authorization, execution, issue, sale or delivery of the Notes and the performance of its obligations under the Agreements, the Registration Rights Agreement and the Notes;

5.11	when the Notes are issued and delivered pursuant to this Agreement, such Notes will not be of the same class (within the meaning of Rule 144A) as securities which are listed on a national securities exchange registered under Section 6 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), or quoted in a U.S. automated inter-dealer quotation system;

5.12	neither the Issuer nor any of its affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act) nor any person acting on its or their behalf (which for the avoidance of doubt shall not include the Lead Managers) has sold, offered for sale or solicited offers to buy or otherwise negotiated, or will sell, offer for sale or solicit offers to buy or otherwise negotiate, in respect of any security (as defined in the Securities Act) which will be integrated with the sale of the Notes in a manner which could require the registration of the Notes under the Securities Act or the securities laws of any state of the United States;

5.13	neither the Issuer nor any of its affiliates nor any person acting on its or their behalf (which for the avoidance of doubt shall not include the Lead Managers) have made or will make any offers or sales of the Notes under circumstances that would require the registration of the Notes under the Securities Act; and neither the Republic nor any such affiliate nor any such person has engaged or will engage in any form of general solicitation or general advertising (as those terms are used in Rule 502(c) under the Securities Act) in connection with any offer or sale of Notes in the United States;

5.14	neither the Issuer nor any of its affiliates nor any person acting on its or their behalf (which for the avoidance of doubt shall not include the Lead Managers) have engaged or will engage in any directed selling efforts (as defined in Regulation S under the Securities Act) with respect to the Notes;

5.15	it is not necessary in connection with the offer, sale and delivery of the Notes in the manner contemplated by this Agreement and the Offering Circular to register the Notes under the Securities Act or to qualify the Fiscal Agency Agreement under the U.S. Trust Indenture Act of 1939, as amended. The Notes meet the eligibility requirements of Rule 144A under the Securities Act;

5.16	the Agreements are, and the Notes and the Registration Rights Agreement when executed and delivered will be, in proper legal form under the laws of the Republic for the enforcement thereof against the Republic under the laws of the Republic;

5.17	the statements with respect to matters of Venezuelan law set forth in the Offering Circular are correct in all material respects;

5.18	the full faith and credit of the Issuer has been pledged for the due and punctual payment of the principal of, and interest on, and any additional amount with respect to, the Notes and the performance of its obligations thereunder and hereunder;

5.19	the courts of Venezuela will observe and give effect to the choice of New York law as the governing law of the Agreements, the Registration Rights Agreement and the Notes; and

5.20	the Issuer is a member in good standing, and is eligible to use the general resources, of the International Monetary Fund.

6	Covenants of the Issuer

The Issuer agrees with the Lead Managers that:

6.1	the Issuer will deliver to the Lead Managers, without charge, on the date hereof and hereafter from time to time as requested, such number of copies of the Offering Circular (as then amended and supplemented) as the Lead Managers may reasonably request, and the Issuer will furnish to the Lead Managers on the date hereof four copies of the Offering Circular signed by a duly authorized officer of the Issuer;

6.2	if at any time prior to completion (in the view of the Lead Managers) of the distribution of the Notes any event shall have occurred as a result of which the Offering Circular, as then amended or supplemented, would include a statement of fact which is not true and accurate in all material respects or omit any fact the omission of which would make misleading in any material respect any statement therein whether of fact or opinion, or if for any other reason it shall be necessary to amend or supplement the Offering Circular, then: (i) the Issuer will so amend or supplement the Offering Circular and will promptly notify the Lead Managers and will, without charge, supply to the Lead Managers as many copies as the Lead Managers may from time to time reasonably request of an amended Offering Circular or a supplement to the Offering Circular which will correct such statement or omission; and (ii) the provisions of Clause 5 shall be deemed to be repeated as of the date of each such amended Offering Circular or supplement to the Offering Circular on the basis that each reference to “Offering Circular” in Clause 5 shall be deemed to be a reference to the Offering Circular as amended or supplemented as at such date;

6.3	without prejudice to its obligations under Clause 6.2 above, the Issuer will notify the Lead Managers promptly of any change affecting any of its representations, warranties, agreements and indemnities herein at any time prior to payment being made to the Issuer on the Closing Date and take such steps as may be reasonably requested by the Lead Managers to remedy and/or publicize the same;

6.4	between the date hereof and the Closing Date (both dates inclusive) the Issuer will not without the prior approval of the Lead Managers (such approval not to be unreasonably withheld), make any official announcement which would have an adverse effect on the marketability of the Notes; and

6.5	the Issuer will pay (i) any stamp duty, issue, registration, documentary or other taxes and duties, including interest and penalties payable on or in connection with the creation, issue and offering of the Notes or the enforcement or delivery of the Agreements or the Registration Rights Agreement and imposed by Venezuela, the United States or Luxembourg or by any subdivision of or authority in any of the foregoing countries; and (ii) in addition to any amount payable by it under this Agreement, any value added, turnover or similar tax payable in Venezuela in respect of that amount, including any withholding taxes which may be payable on the payment of the commission payable to the Lead Managers pursuant to Clause 9 hereof or any element of the fees and expenses payable pursuant to Clause 10 hereof (and references in this Agreement to any such amount shall be deemed to include any such taxes so payable in addition to it);

6.6	for so long as the Notes are eligible for resale under Rule 144A, the Issuer shall use its best efforts to permit the Notes to be designated PORTAL securities in accordance with the rules and regulations adopted by the National Association of Securities Dealers, Inc. relating to quotation through the PORTAL market and cause the Notes to be eligible for settlement through the book-entry facilities of The Depository Trust Company; and

6.7	for so long as any of the Notes are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, the Issuer will, during any period in which it is not subject to and in compliance with the reporting requirements of Section 13 or 15(d) of the Exchange Act, or the information provision requirements of Rule 12g3-2(b) thereunder or is not a foreign government as defined in Rule 405 under the Securities Act eligible to register securities under Schedule B of the Securities Act, provide to any holder of such outstanding Notes, or to any prospective purchaser of such Notes designated by a holder of Notes, upon the request of such holder or prospective purchaser, any information required to be provided by Rule 144A(d)(4) under the Securities Act on or prior to the date any such Note is to be sold to any such prospective purchaser.

7	Conditions Precedent

The obligation of the Lead Managers under this Agreement to subscribe for the Notes is subject to the following conditions precedent:

7.1	the execution and delivery by all parties thereto of the Agreements and the Registration Rights Agreement on or prior to the Closing Date;

7.2	the Lead Managers having received legal opinions in form and substance satisfactory to the Lead Managers, dated the Closing Date, of: Arnold & Porter, United States counsel to the Issuer; Johnson Cato y Asociados, Venezuelan counsel to the Issuer; the General Counsel of Banco Central de Venezuela; Sullivan & Cromwell LLP, United States counsel to the Lead Managers; and D’Empaire, Reyna, Bermudez Abogados, Venezuelan counsel to the Lead Managers and such other opinions as deemed necessary by the Lead Managers;

7.3	receipt by the Issuer and the Lead Managers of any necessary external approvals and consents, including governmental, regulatory or other approvals and consents;

7.4	at the Closing Date (i) the representations and warranties of the Issuer herein being true, accurate and correct at, and as if made on, the Closing Date and the Issuer having performed all of its obligations hereunder to be performed on or before the Closing Date and (ii) there having been delivered to the Lead Managers a certificate to that effect signed by the Minister of Finance of Venezuela, dated the Closing Date and confirming that, since the date of this Agreement, there has been no adverse change, nor any development involving a prospective adverse change, in or affecting the condition, prospects (in either case financial or other) or general affairs of the Issuer which is material in the context of the issue of the Notes;

7.5	on the Closing Date, there having been delivered to the Lead Managers a certificate signed by an authorized officer of the Ministry of Finance of Venezuela, dated the Closing Date, confirming that, as of the date of such certificate, (i) the Offering Circular contains all information with respect to the Issuer and the Notes which is material in the context of the issue, offer and sale of the Notes and the information which, according to the particular nature of the Issuer and of the Notes, is necessary to enable investors and their investment advisers to make an informed assessment of the financial position and prospects of the Issuer and of the rights attaching to the Notes, (ii) the Offering Circular does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (iii) the opinions and intentions expressed in the Offering Circular with regard to the Issuer are honestly held, have been reached after considering all relevant circumstances and are based on reasonable assumptions, (iv) there are no other facts in relation to the Issuer or the Notes the omission of which would, in the context of the issue, offer and sale of the Notes, make any statement in the Offering Circular misleading, (v) all statistical information in the Offering Circular is presented on a basis consistent with public official documents of the Issuer and (vi) all reasonable enquiries have been made by the Issuer to ascertain such facts and to verify the accuracy of all such information and statements;

7.6	on or prior to the Closing Date, in the opinion of the Lead Managers, none of the circumstances described in Clause 12.1.3 or 12.1.4 having arisen;

7.7	on or prior to the Closing Date there having been no public announcement from an internationally recognized rating agency that such agency has revised downward or withdrawn or placed on review or “credit watch” with negative implications (or other similar publication of formal review by the relevant rating agency) any existing credit rating assigned to the Notes or the long-term indebtedness of the Issuer; and

7.8	on or prior to the Closing Date, there having been delivered to the Lead Managers such further information, certificates and documents as the Lead Managers may reasonably request.

The Lead Managers may, at their discretion, waive compliance with the whole or any part of this Clause 7.

8	Closing

8.1	The Notes will be represented by one or more definitive Global Notes which will be deposited by or on behalf of the Republic with the Depository Trust Company (“DTC”) or its designated custodian. The Republic will deliver the Notes to the Lead Managers not later than 9:30 a.m. (New York time) on the Closing Date by causing DTC to credit the Notes to the account of Citigroup at DTC. The Global Notes representing the Notes will be made available to the Lead Managers and their counsel for inspection not later than the business day immediately prior to the Closing Date.

8.2	Against such delivery, the Lead Managers will pay to the Issuer the net subscription moneys for the Notes (being the aggregate amount payable for the Notes calculated at the Issue Price less the commission referred to in Clause 9). Such payment shall be made in U.S. dollars on the Closing Date in same day settlement funds to an account of the Issuer designated in advance by the Issuer to the Lead Managers. Such payment shall be evidenced by a confirmation by Citigroup that it has so made that payment.

9	Commissions

9.1	In consideration of the obligations undertaken herein by the Lead Managers, the Issuer agrees to pay to the Lead Managers, on the Closing Date, a commission of 0.50 percent of the principal amount of the Notes. Such commission shall be deducted from the subscription moneys for the Notes as provided in Clause 8.2.

10	Expenses

The Issuer will pay or cause to be paid the following: (i) the fees, disbursements and expenses of the Issuer’s counsel in connection with this Agreement, the Fiscal Agency Agreement, the Registration Rights Agreement and the closing of the transactions contemplated herein and in the Registration Rights Agreement; (ii) the costs of filing any registration statement required under the Registration Rights Agreement and preparing the Notes and the Offering Circular (including any amendments and supplements thereto); (iii) the costs of preparation and delivery of this Agreement, the Fiscal Agency Agreement, the Registration Rights Agreement and all closing and other documents (including any compilations thereof) in connection with the offering, purchase, sale and delivery of the Notes; (iv) printing of the Offering Circular (including any amendments and supplements thereto and delivery of copies thereof to the Lead Managers, dealers, the Issuer and counsel) (v) the fees and expenses of the fiscal agent and the paying agents in relation to the preparation and execution of the Agreements, the issue of the Notes and the performance of their duties under the Agreements (to the extent provided under such Agreements); (vi) the costs of listing the Notes on the Luxembourg Stock Exchange; and (vii) all other costs and expenses incidental to the Issuer entering into this Agreement, the Registration Rights Agreement and under the Securities which are not otherwise specifically provided for in this Section 10. It is understood, however, that, except as otherwise provided in this Agreement, the Lead Managers will pay their own costs and expenses in connection with this Agreement and the closing of the transactions contemplated herein, including (i) the fees, disbursements and expenses of counsel for the Lead Managers; and (ii) all costs and expenses associated with the marketing of the Notes in the United States and Europe (other than the cost of non-commercial air travel).

11	Indemnification

11.1	The Issuer undertakes with the Lead Managers that it will indemnify and hold harmless the Lead Managers, each of their affiliates and each person who controls such Lead Managers within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and their respective representatives, directors, officers, employees and agents (each, an “Indemnified Person”) from and against any and all losses, liabilities, costs, claims, damages, expenses (including, but not limited to, legal costs and expenses reasonably incurred) or demands (or actions in respect thereof) which any of them may incur or which may be made against any of them, insofar as such losses, liabilities, costs, claims, damages, expenses or demands (or actions in respect thereof) arise out of, in relation to or in connection with any breach or alleged breach of any of the representations, warranties, covenants, undertakings and agreements contained in, or deemed to be made pursuant to, this Agreement including, but without limitation, the failure by the Issuer to issue the Notes, or in connection with any untrue statement or alleged untrue statement contained in the Offering Circular (as amended or supplemented if the Issuer shall have supplied to the Lead Managers any amendments or supplements thereto) or in any preliminary or draft form of the Offering Circular circulated or distributed with the consent of the Issuer, or any omission or alleged omission to state therein a material fact necessary to make the statements therein not misleading (except insofar as such losses, liabilities, costs, claims, damages, expenses or demands are caused by any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information, if any, furnished to the Issuer by the Lead Managers expressly for use therein), and will reimburse each Indemnified Person for all costs, charges and expenses which any Indemnified Person may pay or incur in connection with investigating, disputing or defending any such action or claim as such costs, charges and expenses are incurred. This indemnity will be in addition to any liability which the Issuer may otherwise have.

11.2	Each Lead Manager undertakes with the Issuer that it will indemnify and hold harmless the Issuer and its affiliates, and anyone who is authorized to act on their behalf, to the same extent as the indemnity in Clause 11.1 hereof, but only insofar as any losses, liabilities, costs, claims, damages, expenses or demands (or actions in respect thereof) arise in connection with any untrue statement or alleged untrue statement contained in the Offering Circular (as amended or supplemented if the Issuer shall have supplied to the Lead Managers any amendments or supplements thereto) or in any preliminary or draft form of the Offering Circular circulated or distributed with the consent of the Issuer, or any omission or alleged omission to state therein a material fact necessary to make the statements therein not misleading, that was made in reliance upon and in conformity with written information, if any, furnished to the Issuer by the Lead Managers expressly for use therein.

11.3	If any action, claim or demand shall be brought or alleged against an Indemnified Person in respect of which indemnity is to be sought against the indemnifying party (the “Indemnifying Person”) under Clause 11.1 or 11.2, the Indemnified Person shall promptly notify the Indemnifying Person in writing, and the Indemnifying Person shall have the option to assume the defense thereof, with legal advisers satisfactory to the

Indemnified Person (who shall not, except with the consent of the Indemnified Person also be legal advisers of the Indemnifying Person, such consent not to be unreasonably withheld). If the Indemnifying Person elects to assume the defense thereof and retains such legal advisers, the Indemnified Person shall bear the fees and expenses of any additional legal advisers retained by it. If the Indemnifying Person does not elect to assume the defense thereof or fails to employ legal advisers satisfactory to the Indemnified Person to represent the Indemnified Person within a reasonable period of time after notice of commencement of the action, it will reimburse the Indemnified Person for the reasonable fees and expenses of any legal advisers retained by the Indemnified Person. After timely notice from the Indemnifying Person to the Indemnified Person of its election so to assume the defense thereof, the Indemnifying Person will not be liable to the Indemnified Person under Clause 11.1 or 11.2 for any legal or other expenses subsequently incurred by the Indemnified Person in connection with the defense thereof other than reasonable costs of investigation. The Indemnifying Person shall not be liable to indemnify any Indemnified Person for any settlement of any such action effected without the authority and written consent of the Indemnifying Person.

11.4	If the indemnification provided for in this Clause 11 is unavailable to or insufficient to hold harmless an Indemnified Person under Clause 11.1 above in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each Indemnifying Person shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Issuer on the one hand and the Lead Managers on the other from the issue and sale of the Notes. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law, then each Indemnifying Person shall contribute to such amount paid or payable by such Indemnified Person in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Issuer on the one hand and the Lead Managers on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Issuer on the one hand and the Lead Managers on the other shall be deemed to be in the same proportion as the total net proceeds from the issue and sale (before deducting expenses) received by the Issuer bear to the total underwriting discounts and commissions received by the Lead Managers pursuant to Clause 9 hereof. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Issuer on the one hand or the Lead Managers on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Issuer and the Lead Managers agree that it would not be just and equitable if contribution pursuant to this Clause 11 were determined by pro rata allocation (even if the Lead Managers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Clause 11.4. The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this Clause 11.4 shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Person in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Clause 11.4, no Lead Manager shall be required to contribute any amount in excess of the amount by which the total price at which the Notes subscribed by it and distributed to the public were offered to the public exceeds the amount of any damages which such Lead Manager has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Lead Managers’ obligations in this Clause 11.4 to contribute are several in proportion to their respective subscription obligations and not joint.

12	Termination

12.1	Notwithstanding anything herein contained, the Lead Managers may, by notice to the Issuer given at any time prior to payment of the net subscription moneys for the Notes to the Issuer, terminate this Agreement in any of the following circumstances:

12.1.1	if there shall have come to the notice of the Lead Managers any breach of, or any event rendering untrue or incorrect, in any material respect, any of the warranties and representations contained in Clause 5 (or any deemed repetition thereof) or failure to perform any of the Issuer’s covenants or agreements in this Agreement; or

12.1.2	if any of the conditions specified in Clause 7 has not been satisfied or waived by the Lead Managers; or

12.1.3	if in the opinion of the Lead Managers after the date of this Agreement there shall have been a change in applicable law or regulation such as:

(i)	to prevent or to a material extent restrict payment for the Notes in the manner contemplated in this Agreement; or

(ii)	to a material extent prevent or restrict settlement of transactions in the Notes; or

12.1.4	if, after the execution and delivery of this Agreement and before the payment of the net subscription moneys for the Notes to the Issuer, in the opinion of the Lead Managers, there shall have been any adverse change in Venezuelan or international political, monetary, financial or economic conditions or prospects or in currency exchange rates, foreign exchange controls, the Venezuelan markets or international markets which would be likely to prejudice materially the success of the proposed issue and distribution of the Notes.

12.2	Upon such notice being given, or upon the occurrence of the events described in Clause 17.3, this Agreement shall terminate and be of no further effect and no party hereto shall be under any liability to any other in respect of this Agreement, except (a) that the Issuer shall remain liable for the payment of costs and expenses as described under Clause 10, (b) that the Issuer will reimburse the Lead Managers for all documented out-of-pocket and other expenses incurred by them in connection with the transactions contemplated hereby up to an aggregate maximum of U.S.$250,000 plus, without duplication, all documented costs and expenses incurred by them during the marketing of the Notes, (c) that the Issuer and each Lead Manager shall remain liable under Clause 11 for any indemnity to which any other party is or may become entitled, (d) that the obligations of the Issuer pursuant to Clause 13, which would have continued had the arrangements for the subscription and issue of the Notes been completed, shall continue and (e) as set forth in Clause 17.3.

13	Survival of Representations and Obligations

The representations, warranties, covenants, undertakings, agreements and indemnities herein shall continue in full force and effect notwithstanding completion of the arrangements for the subscription and issue of the Notes or any investigation made by or on behalf of any Lead Manager or any controlling person or any of its representatives, directors, officers, agents or employees or any of them.

14	Notices

All communications hereunder shall be in writing and shall be delivered at or sent by facsimile transmission to the following addresses: if to the Lead Managers, addressed c/o Arthur Rubin, Emerging Markets Credit Markets Group, ABN AMRO Incorporated, 55 East 52nd Street, New York, New York; Facsimile: (212) 409-7860; and if to the Issuer, addressed to it at Ministerio de Finanzas de la Republica Bolivariana de Venezuela, Oficina Nacional de Crédito Público, Avenida Urdaneta,

Edificio del Ministerio de Finanzas, Caracas, Venezuela; Facsimile: (58212) 802-1893; Attention: Jefe de la Oficina Nacional de Crédito Público. Any communication so sent by letter shall take effect at the time of actual delivery, and any communication so sent by facsimile transmission shall take effect upon acknowledgment of receipt by the recipient. Any communication to be delivered to any party under this Agreement which is to be sent by facsimile transmission will be written legal evidence.

15	Time

Time shall be of the essence of this Agreement.

16	Governing Law and Jurisdiction

16.1	This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

16.2	The Issuer agrees that any suit, action or proceeding against it or its properties, assets or revenues with respect to this Agreement (a “Related Proceeding”) shall be brought exclusively in the Supreme Court of the State of New York, County of New York; in the United States District Court for the Southern District of New York; in the High Court of Justice in London, England; or in the courts of Venezuela that sit in Caracas, as the person bringing such Related Proceeding may elect in its sole discretion, provided that if none of the courts specified above located in the country in which such person has elected to bring such Related Proceeding is a court that has jurisdiction of the subject matter or is otherwise competent under applicable law to hear and determine such proceeding, such Related Proceeding may be brought in such other court located in such country as shall have jurisdiction of the subject matter or be otherwise competent under applicable law to hear and determine such Related Proceeding, or if such Related Proceeding seeks relief or a judgment that is enforceable only against any of its properties, assets or revenues that are subject to the jurisdiction of any other court located in the countries listed above and is limited to the value of such properties, assets or revenues, such Related Proceeding may be brought in any such court (all such courts described in this sentence being called herein “Specified Courts”). The Issuer also agrees that any judgment obtained in any of the Specified Courts arising out of any Related Proceeding may be enforced or executed in any Specified Court or any other court of competent jurisdiction whatsoever, and any judgment obtained in any such other court as a result of such enforcement or execution may be enforced or executed in any such other court of competent jurisdiction (all such courts other than Specified Courts being called herein “Other Courts”), by means of a suit on the judgment or in any other manner provided by law. The Issuer hereby irrevocably submits to the exclusive jurisdiction of each of the Specified Courts for the purpose of any Related Proceeding and, solely for the purpose of enforcing or executing any judgment referred to in the preceding sentence (a “Related Judgment”), of each Specified Court and each Other Court. The agreement made by the Issuer in this Clause 16.2 with respect to jurisdiction is made solely with respect to Related Proceedings and the enforcement or execution of Related Judgments and under no circumstances shall it be interpreted as a general agreement by the Issuer with respect to proceedings unrelated to this Agreement.

16.3	The Issuer agrees that service of all writs, process and summonses in any Related Proceeding or any suit, action or proceeding to enforce or execute any Related Judgment brought against it in the State of New York may be made upon the Consul General of the Bolivarian Republic of Venezuela or, in his or her absence or incapacity, any official of the Consulate of Venezuela, presently located at 7 East 51st Street, New York, New York 10022, U.S.A., as its authorized agent (the “New York Process Agent”), and service of all writs, process and summonses in any Related Proceeding or any suit, action or proceeding to enforce or execute any Related Judgment brought against it in England may be made upon the person in charge of consular affairs at the Embassy of the Bolivarian Republic of Venezuela, presently located at One Cromwell Road, London SW7 2HW, England (the “London Process Agent” and, together with the New York Process Agent, the “Process Agents”), and the Issuer irrevocably appoints each Process Agent as its agent to accept such service of any and all such writs, process and summonses, and agrees that the failure of any of the Process Agents to give any notice to it of any such service of process shall not impair or affect the validity of such service or of any judgment based thereon. The Issuer agrees to maintain at all times an agent with offices in New York to act as its New York Process Agent, and an agent with offices in London to act as its London Process Agent as aforesaid (each such agent to be appointed by a power of attorney granted before a Venezuelan notary public and the Republic hereby agrees that each such power of attorney shall provide that it may not be revoked unless an alternative agent for service of process with an office in New York or London, as the case may be, shall have been appointed and the Lead Managers shall have been given notice thereof). Nothing herein shall in any way be deemed to limit the ability to serve any such writs, process or summonses in any other manner permitted by applicable law.

16.4	The Issuer irrevocably consents to and waives any objection which it may now or hereafter have to the laying of venue of any Related Proceeding brought in any of the Specified Courts or to the laying of venue of any suit, action or proceeding brought solely for the purpose of enforcing or executing any Related Judgment in any of the Specified Courts or Other Courts, and further irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any Related Proceeding or any such suit, action or proceeding in any such court.

16.5	To the extent that the Issuer or any of its revenues, assets or properties shall be entitled, with respect to any Related Proceeding at any time brought against the Issuer or any of its revenues, assets or properties in any jurisdiction in which any Specified Court is located, or with respect to any suit, action or proceeding at any time brought solely for the purpose of enforcing or executing any Related Judgment in any jurisdiction in which any Specified Court or Other Court is located, to any immunity from suit, from the jurisdiction of any such court, from attachment prior to judgment, from attachment in aid of execution of judgment, from execution of a judgment or from any other legal or judicial process or remedy, and to the extent that in any such jurisdiction there shall be attributed such an immunity, the Issuer irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction (including, without limitation, the Foreign Sovereign Immunities Act of 1976 of the United States) and consents generally for the purposes of the State Immunity Act of 1978 of the United Kingdom to the giving of any relief or the issue of any process in connection with any Related Proceeding or Related Judgment, provided that such agreement and waiver, insofar as it relates to any jurisdiction other than a jurisdiction in which a Specified Court is located, is given solely for the purpose of enabling the Lead Managers to enforce or execute a Related Judgment. In addition, to the extent that the Issuer or any of its revenues, assets or properties shall be entitled, in any jurisdiction, to any immunity from setoff, banker’s lien or any similar right or remedy, and to the extent that there shall be attributed, in any jurisdiction, such an immunity, the Issuer hereby irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction with respect to any claim, suit, action, proceeding, right or remedy arising out of or in connection with the Agreements.

Notwithstanding the foregoing, it is understood that the Issuer and its properties located within Venezuela have immunity from setoff, attachment prior to judgment or in aid of execution and from execution of a judgment, as provided by the laws of Venezuela.

16.6	If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder to the Lead Managers in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Lead Managers could purchase the first currency with such other currency in the city which is the principal financial center of the country of issue of the first currency on the day two business days preceding the day on which final judgment is given.

16.7	If, under any applicable law and whether pursuant to a judgment being made or registered against the Issuer or for any other reason, any payment under or in connection with this Agreement is made or fails to be satisfied in a currency (the “other currency”) other than the currency in which the sum is denominated in accordance with the applicable provisions of this Agreement (the “Contractual Currency”) then, to the extent that the payment (when converted into the Contractual Currency at the rate of exchange on the date of payment or, if it is not practicable for either Lead Manager to purchase the Contractual Currency with the other currency on the date of payment, at the rate of exchange as soon thereafter as it is practicable for it to do so) actually received by either Lead Manager falls short of the amount due under the terms of this Agreement, the Issuer shall as a separate and independent obligation, indemnify and hold harmless such Lead Manager against the amount of such shortfall. If the payment (when converted into the Contractual Currency at the rate of exchange) actually received by either Lead Manager exceeds the amount due under the terms of this Agreement, such Lead Manager shall as a separate and independent obligation, reimburse the Issuer the amount of such excess. For the purpose of this Clause 15.7 “rate of exchange” means the rate at which the relevant Lead Manager is able on the relevant date in London to purchase the Contractual Currency with the other currency and shall take into account any premium and other costs of exchange.

17	Default by a Lead Manager

17.1	If either Lead Manager shall default in its obligation to purchase the Notes which it has agreed to purchase hereunder, the non-defaulting Lead Manager may in its discretion arrange for another party or other parties, reasonably satisfactory to the Issuer, to purchase the Notes on the terms contained in this Agreement. If, within 36 hours after such default by either Lead Manager, the non-defaulting Lead Manager does not arrange for the purchase of the Notes by another party or other parties, then the Issuer shall be entitled to a further period of 36 hours within which to procure another party or other parties reasonably satisfactory to the non-defaulting Lead Manager to purchase the Notes on the terms contained in this Agreement. In the event that, within the respective prescribed periods, the non-defaulting Lead Manager notifies the Issuer that the purchase of the Notes has been so arranged, or the Issuer notifies the non-defaulting Lead Manager that it has so arranged for the purchase of the Notes, the non-defaulting Lead Manager or the Issuer shall have the right to postpone the Closing Date for a period of not more than seven days, in order to effect whatever changes may thereby be made necessary in the Offering Circular or in any other documents or arrangements, and the Issuer agrees to make promptly any amendments to the Offering Circular that in the reasonable opinion of either the non-defaulting Lead Manager or the Issuer’s counsel may thereby be made necessary. The term “Lead Manager” as used in this Agreement shall include any person substituted under this Clause 17.1 with like effect as if such person had originally been a party to this Agreement with respect to the Notes.

17.2	If, after giving effect to any arrangements for the purchase of the Notes of a defaulting Lead Manager by the non-defaulting Lead Manager or the Issuer as provided in Clause 17.1 above, a portion of the aggregate principal amount of the Notes to be issued pursuant to the offering remains unpurchased (the “Unpurchased Portion”) and such Unpurchased Portion does not exceed one-tenth of the aggregate principal amount of all of the Notes to be issued hereunder, then the Issuer shall have the right to require the non-defaulting Lead Manager to purchase the principal amount of such Notes which such Lead Manager agreed to purchase hereunder as set forth in Schedule I hereto and, in addition, to require such non-defaulting Lead Manager to purchase the Unpurchased Portion; but nothing in this Clause 17.2 shall relieve the defaulting Lead Manager from liability for its default.

17.3	If, after giving effect to any arrangements for the purchase of the Notes of a defaulting Lead Manager by the non-defaulting Lead Manager or the Issuer as provided in Clause 17.1 above, the Unpurchased Portion exceeds one-tenth of the aggregate principal amount of all of the Notes to be issued hereunder, or if the Issuer shall not exercise the right described in Clause 17.2 above to require the non-defaulting Lead Manager to purchase the Unpurchased Portion, then this Agreement shall thereupon terminate, without liability on the part of the non-defaulting Lead Manager or the Issuer, except for indemnity and contribution agreements in Clause 11 hereof; but nothing in this Clause 17.3shall relieve a defaulting Lead Manager from liability for its default.

18	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

19	Agreement With Respect To Certain Provisions

Clauses 10 and 12.2 of this Agreement contain the entire agreement of the parties regarding the subject matter thereof and supersede all prior agreements and understandings between the Lead Managers and the Issuer with respect to the subject matter thereof.

IN WITNESS WHEREOF this Agreement has been entered as of the date first above written.

BOLIVARIAN REPUBLIC OF VENEZUELA

By:	/s/ Tobias Nóbrega Suarez

Name: Tobias Nóbrega Suarez
Title: Minister of Finance of the Bolivarian Republic of Venezuela

ABN AMRO INCORPORATED

By:	/s/ John McCarthy

Name: John McCarthy
Title: Managing Director

CITIGROUP GLOBAL MARKETS, INC.

By:	/s/ Luis C. Núnez

Name: Luis C. Núnez
Title: Director

Schedule I

Principal Amount of
Lead Manager	Notes to be Purchased

ABN AMRO Incorporated	$350,000,000
Citigroup Global Markets, Inc.	$350,000,000

Total	$700,000,000